         Exhibit 99.1

FirstEnergy Corp.	For Release: August 3, 2009
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS SECOND QUARTER 2009 EARNINGS
Results Include Gain on Sale of Non-Core Assets

AKRON, OH – FirstEnergy Corp. (NYSE: FE) today reported second quarter 2009 net income of $408 million, or basic and diluted earnings of $1.36 per share of common stock, on revenue of $3.27 billion.  These results include a gain of $0.52 per share resulting from the sale of FirstEnergy’s 9 percent participation interest in the Ohio Valley Electric Corporation.  On a non-GAAP* basis, basic and diluted earnings were $0.87 per share in the quarter.

In the second quarter of 2008, net income was $263 million, or basic earnings of $0.86 per share ($0.85 diluted), on revenue of $3.25 billion.  On a non-GAAP basis, second quarter 2008 earnings were $0.87 per share ($0.86 diluted).

Second Quarter and Six Month Non-GAAP to GAAP* Reconciliation
Second Quarter	Six Months
2009 2008	2009 2008
Basic Earnings Per Share (Non- GAAP*) $0.87 $0.87	$1.89 $1.75

Including Special Items:
Regulatory Charges -- --	(0.55) --
Trust Securities Impairment (0.01) (0.04)	(0.08) (0.07)
Organizational Restructuring (0.01) --	(0.06) --
Debt Redemption Premiums/ Incremental Strike Costs (0.01) --	(0.01) --
Gain on Non-Core Asset Sale 0.52 --	0.52 0.06
Litigation Settlement -- 0.03	-- 0.03
Income Tax Issue Resolution -- --	0.04 --
Basic Earnings Per Share (GAAP) $1.36 $0.86	$1.75 $1.77

“While the economy continues to have a significant impact on electricity sales, our results benefited from a corresponding reduction in our operating costs, as well as reduced expenses related to enhanced efficiencies and other changes we’ve made to our organization,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “We will continue to focus on operational excellence, strengthening our balance sheet and further reducing our costs to ensure that we have a solid foundation for growth when the economy recovers.”

Total electric generation sales decreased 12 percent in the second quarter of 2009 compared to the 2008 period.  Sales to the wholesale market decreased 28 percent for the quarter, while retail sales were down 9 percent.

Total distribution deliveries from FirstEnergy’s utilities decreased 9 percent compared to the second quarter of 2008, primarily a result of a 21 percent reduction in usage from industrial customers and milder weather.

In addition to lower sales, results were negatively affected by the completion of transition cost recovery for Ohio Edison and Toledo Edison and the absence of cost deferrals related to the end of the Ohio Rate Certainty Plan, as well as higher pension and depreciation expenses.

For the first six months of 2009, net income was $523 million, or $1.75 per basic and diluted share of common stock, on revenue of $6.61 billion.  This compares to first-half 2008 net income of $540 million, or $1.77 per basic share of common stock ($1.75 diluted), on revenue of $6.52 billion.

On a non-GAAP* basis, basic earnings per share of common stock for the first half of 2009 were $1.89 ($1.88 diluted), compared to basic earnings of $1.75 per share of common stock ($1.73 diluted) in the first half of 2008.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the second quarter and first six months of 2009 – is posted on the company’s Web site – www.firstenergycorp.com/ir.  To access the report, click on Q2 2009 Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements:  This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Pennsylvania, the impact of the PUCO's regulatory process on the Ohio Companies associated with the distribution rate case, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals' July 11, 2008 decision requiring revisions to the CAIR rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the AQC Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the NSR litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC, Met-Ed's and Penelec's transmission service charge filings with the PPUC, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs and increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing decline of the national and regional economy and its impact on FirstEnergy’s major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, and the risks and other factors discussed from time to time in its SEC filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on its business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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